Exhibit 10.1

BUZZFEED, INC.

CHANGE IN CONTROL AND SEVERANCE PLAN

February 4, 2022

ELIGIBILITY

Executive officers for purposes of Section 16 of the Exchange Act of 1934, as amended, other Executive Vice Presidents and other employees designated by the Board or the Compensation Committee of the Board of Buzzfeed, Inc. (the “Company”) are eligible to participate in this Change in Control and Severance Plan (this “Plan”, and a participant hereunder, “Participant”), to be effective as of the date set forth above (the “Effective Date”).

BENEFITS

Qualifying Termination. Under this Plan, if Participant is subject to a Qualifying Termination (as defined below) and contingent upon Participant’s execution and non-revocation of a binding separation and release agreement within sixty (60) days following the Qualifying Termination in a form acceptable to the Company and compliance with all terms and conditions of this Plan, then Participant will be entitled to the following benefits only if, and to the extent, so provided under Participant’s Participation Agreement:

(a)       Severance Payment. The Company shall pay Participant the sum of (i) that number of months equal to the Severance Multiplier of his or her monthly base salary, and (ii) the greater of (A) an amount equal to Participant’s annual target bonus opportunity, times a fraction, the numerator of which is the number of calendar days worked prior to the date of Separation, and the denominator is the number of calendar days in the calendar year of Separation, and (B) that percentage equal to the Bonus Percentage of Participant’s annual target bonus opportunity, in each case, as set forth in the Participation Agreement and at the rate in effect at the time of the Separation, provided, that, in the case of a Qualifying Termination due to Good Reason, such rate shall be that in effect immediately prior to the actions that resulted in the Qualifying Termination. The Participant will receive his or her severance payment, if any, in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.

(b)       Continued Employee Benefits. If Participant timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), the Company shall pay the full amount of Participant’s COBRA premiums on behalf of Participant for Participant’s continued coverage under the Company’s health, dental and vision plans, including coverage for Participant’s eligible dependents, for the period following Participant’s Separation equal to that number of months equal to the COBRA Continuation Period, as set forth in the Participation Agreement, or, if earlier, until Participant is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer. Notwithstanding the foregoing, if the Company, in its sole discretion, determines that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide to Participant a taxable monthly payment in an amount equal to the monthly COBRA premium that Participant would be required to pay to continue the group health coverage in effect on the date of the Separation (which amount shall be based on the premium for the first month of COBRA coverage) which payments shall be made regardless of whether Participant elects COBRA continuation coverage and shall commence on the later of (i) the first day of the month following the month in which Participant experiences a Separation and (ii) the effective date of the Company’s determination of violation of applicable law, and shall end on the earlier of (x) the effective date on which Participant becomes covered by a health, dental or vision insurance plan of a subsequent employer, and (y) the last day of the period following Participant’s Separation equal to the COBRA Continuation Period, provided that, any taxable payments hereunder will not be paid before the first business day occurring after the sixtieth (60th) day following the Separation and, once they commence, will include any unpaid amounts accrued from the date of Participant’s Separation (to the extent not otherwise satisfied with continuation coverage). However, if the period comprising the sum of the sixty (60)-day period described in the preceding sentence and the ten (10)-day period described the definition of “Good Reason” (defined below) spans two calendar years, then the payments which constitute deferred compensation subject to Section 409A will not in any case be paid in the first calendar year. Participant shall have no right to an additional gross-up payment to account for the fact that such COBRA premium amounts are paid on an after-tax basis.

CIC Qualifying Termination. Under this Plan, if Participant is subject to a CIC Qualifying Termination (as defined below) and contingent upon Participant’s execution and non-revocation of a binding separation and release agreement within sixty (60) days following the CIC Qualifying Termination in a form acceptable to the Company and compliance with all terms and conditions of this Plan, then Participant will be entitled to the following benefits only if, and to the extent, so provided under Participant’s Participation Agreement:

(a)       Severance Payment. The Company or its successor shall pay Participant the sum of (i) that number of months equal to the CIC Severance Multiplier of his or her monthly base salary, (ii) an amount equal to Participant’s annual target bonus opportunity, times a fraction, the numerator of which is the number of calendar days worked prior to the date of Separation, and the denominator is the number of calendar days in the calendar year of Separation, and (iii) that percentage equal to the Bonus Percentage of Participant’s annual target bonus opportunity, in each case, as set forth in the Participation Agreement, and at the rate in effect at the time of the Separation, provided, that, in the case of a CIC Qualifying Termination due to Good Reason, such rate shall be that in effect immediately prior to the actions that resulted in the CIC Qualifying Termination. The Participant will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation.

(b)       Continued Employee Benefits. Continuation of COBRA or a cash benefit, in both cases on the same terms as set forth in subsection (b) of “Qualifying Termination” above, for the period following Participant’s Separation equal to that number of months equal to the CIC COBRA Continuation Period, as set forth in the Participation Agreement or, if earlier, until Participant is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c)       Equity. Participant’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to that percentage of the then unvested shares equal to the CIC Equity Award Percentage. Equity Awards that vest upon satisfaction of performance criteria for which those criteria have not yet been satisfied or cannot be determined as of the date of the CIC Qualifying Termination shall be measured as if all applicable performance criteria were achieved at target levels; except to the extent otherwise provided in the award agreement evidencing such award. Subject to Participant’s execution and non-revocation of a binding separation and release agreement within sixty (60) days following the Qualifying Termination in a form acceptable to the Company and compliance with all terms and conditions of this Plan, the accelerated vesting described above shall be effective as of the Separation.

DEFINITIONS

“Board” means the Board of Directors of the Company.

“Cause” means (i) engaging in theft, fraud and/or dishonesty which, in the judgement of the Board, could be harmful to the Company, (ii) gross negligence or willful misconduct in the performance of the assigned duties of Participant, (iii) gross neglect or willful refusal to attend to the material responsibilities assigned to Participant, (iv) Participant’s material breach of his or her offer letter or employment agreement with the Company, the Confidentiality Agreement, or any non-competition agreement between Participant and the Company, (v) conviction (or a plea of no contest or similar plea or the entry of an order or judgement that requires a determination of guilt or responsibility) of a felony or for any crime involving moral turpitude or dishonesty; (vi) knowingly providing or making untruthful or misleading statement to the Company, whether by commission or omission; (vii) any willful failure to carry out a specific written directive of the Board; or (viii) an intentional violation of any of the Company’s material policies or procedures, including without limitation, any equal employment opportunity or anti-harassment policies.

“Code” means the Internal Revenue Code of 1986, as amended.

“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that such event in (i) through (iii) (including any series of such events) also qualifies as a “change in control event” under Code Section 409A.

“Change in Control Period” means the period commencing on the consummation date of a Change in Control and ending twelve (12) months following a Change in Control.

“CIC Qualifying Termination” means a Separation within a Change in Control Period resulting from (A) the Company terminating Participant’s employment for any reason other than Cause, or (B) Participant voluntarily resigning his or her employment for Good Reason. A termination or resignation due to Participant’s death or disability shall not constitute a CIC Qualifying Termination.

“Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to Participant, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.

“Good Reason” means, without Participant’s consent, any of the following actions: (i) a material reduction in the level of responsibility and/or scope of authority of Participant in a manner that disproportionately adversely affects Participant, as compared to all other Company officers; provided, however that the unilateral change, by a surviving or acquiring entity (or its parent) in Participant’s title and duties to a position that is comparable in salary with respect to the acquired or surviving entity or a division or unit thereof created out of the Company or its assets (whether it becomes a subsidiary, unit or division) to Participant’s current position shall not constitute “Good Reason,” (ii) a reduction by more than 10% in Participant’s base salary (other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as for Participant), or (iii) relocation of Participant’s principal workplace by more than thirty-five (35) miles from Participant’s then current place of employment. For Participant to receive any separation benefits under this Plan, all of the following requirements must be satisfied: (1) Participant must provide written notice to the Company of his or her intent to assert Good Reason within sixty (60) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such written notice to remedy the condition and, if it does so, Participant may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within ten (10) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iii).

“Plan Administrator” means the person or persons appointed from time to time by the Board which appointment may be revoked at any time by the Board. If no Plan Administrator has been appointed by the Board (or if the Plan Administrator has been removed by the Board and no new Plan Administrator has been appointed by the Board), the Compensation Committee of the Board shall be the Plan Administrator.

“Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (A) the Company terminating Participant’s employment for any reason other than Cause, or (B) Participant voluntarily resigning his or her employment for Good Reason. A termination or resignation due to Participant’s death or disability shall not constitute a Qualifying Termination.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

PLAN ADMINISTRATION

The Plan Administrator shall administer this Plan and shall have the full, discretionary authority to (i) designate Participants, (ii) construe and interpret this Plan, (iii) adopt amendments to the Plan which are deemed necessary or desirable to bring this Plan in compliance with all applicable laws and regulations, including without limitation, section 409A of the Code and the regulations thereunder, (iv) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of this Plan, (v) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of this Plan and also the times for giving any notice required by this Plan, (vi) settle and determine any controversies and disputes as to rights and benefits under this Plan, (vii) decide any questions of fact arising under this Plan and (viii) make all other determinations necessary or advisable for the administration of this Plan, subject to all of the provisions of this Plan.

PLAN TERMINATION

This Plan may be amended or terminated by the Board at any time; provided, however, that, any termination or material modification of this Plan shall be void and of no force and effect if such action is taken during the Change in Control Period and is not required by law.

EXCLUSIVE BENEFIT ELECTION

Participant’s acceptance of a Participation Agreement and agreement to participate in this Plan shall constitute a waiver of any existing severance arrangement that would be triggered by Participant’s termination or a Change in Control or similar transaction.

This Plan and Participant’s Participation Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any agreement governing Equity Awards, severance and salary continuation arrangements, programs and plans which were previously offered, or may be offered on the Effective Date or thereafter, by the Company to Participant, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter, and Participant hereby waives Participant’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Plan and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Participant receive payment under both “Qualifying Termination” and “CIC Qualifying Termination” with respect to Participant’s Separation. Notwithstanding the foregoing, or any provision of this Plan or any Participation Agreement to the contrary, the Board may accelerate, in full or in part, the vesting of the Equity Awards in its sole discretion, including, without limitation, upon termination of Participant’s employment or upon a Change in Control.

280G BEST-OF PROVISION

If the benefits described in this Plan or any Participation Agreement constitute “parachute payments” within the meaning of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, then at Participant’s discretion, the benefits will be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts (taking into consideration applicable taxes, including the excise tax under Section 4999) would result in the receipt by Participant on an after-tax basis of the greatest amount of benefits (even if some of such benefits are taxable under Section 4999).

RESTRICTIVE COVENANTS

The Participant agrees and acknowledges that Participant is bound by the Proprietary Information and Inventions Agreement entered into by and between Participant and the Company (the “Confidentiality Agreement”), including but not limited to Participant’s confidentiality, non-competition and non-solicitation obligations, if any, thereunder.

Participant further agrees that, during the six (6) month period following his or her cessation of employment, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board or the Company’s officers and employees. Notwithstanding the foregoing, Participant is not prohibited from cooperating with a government agency or testifying truthfully in any government inquiry or other proceeding or in which Participant is required to testify pursuant to subpoena or other valid legal process.

Miscellaneous Provisions

(a)       Section 409A. To the extent (i) any payments to which Participant becomes entitled under this Plan, or any agreement or plan referenced herein, in connection with Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from Participant’s Separation; or (ii) the date of Participant’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Participant or Participant’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Plan or any Participation Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Plan or any Participation Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Plan or any Participation Agreement (or referenced herein or therein) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)       Successors.

Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to Participant, to assume this Plan and any Participation Agreements entered into hereunder and to agree expressly to perform this Plan and such Participation Agreements in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Plan, a Participation Agreement by operation of law.

Participant’s Successors. This Plan and all rights of any Participant hereunder or under a Participation Agreement shall inure to the benefit of, and be enforceable by, Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(c)       Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan or any Participation Agreement, Participant and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in New York County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)       Notice. Notices and all other communications contemplated by this Plan or any Participation Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of Participant, mailed notices shall be addressed to him or her at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)       Waiver. No provision of this Plan or any Participation Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Participant and by an authorized officer of the Company (other than Participant). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan or any Participation Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)       Withholding Taxes. All payments made under this Plan or any Participation Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)       Severability. The invalidity or unenforceability of any provision or provisions of this Plan or any Participation Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)       No Retention Rights. Nothing in this Plan or any Participation Agreement shall confer upon Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Participant, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)       Choice of Law. The validity, interpretation, construction and performance of this Plan and any Participation Agreement shall be governed by the laws of the State of New York (other than its choice-of-law provisions).

PARTICIPATON AGREEMENT UNDER THE

CHANGE IN CONTROL AND SEVERANCE PLAN

This Participation Agreement by and between [___________] (the “Participant”) and Buzzfeed, Inc., a Delaware corporation (the “Company”) incorporates and is governed by the Change in Control and Severance Plan (the “Plan”). Collectively, these documents are referred to as the “Agreement”.

QUALIFYING TERMINATION OTHER THAN DURING A CHANGE IN CONTROL PERIOD

Severance Multiple

As used in the Plan, the “Severance Multiple” shall mean: [__] months of Participant’s base salary at the rate in effect when the Qualifying Termination occurred.

[Tier 1: 12 months; Tier 2: 9 months; Tier 3: 9 months; Tier 4: 6 months]

As used in the Plan, the “Bonus Percentage” shall mean: [__] of Participant’s annual target bonus opportunity at the rate in effect when the Qualifying Termination occurred.

[Tier 1: 100%; Tier 2: 75%; Tier 3: 75%; Tier 4: 50%]

COBRA Continuation Period

As used in the Plan, the “COBRA Continuation Period” shall mean: [__] months.

[Tier 1: 12 months; Tier 2: 9 months; Tier 3: 9 months; Tier 4: 6 months]

QUALIFYING TERMINATION DURING A CHANGE IN CONTROL PERIOD

CIC Severance Multiple

As used in the Plan, the “CIC Severance Multiple” shall mean: [__] months of Participant’s base salary at the rate in effect when the CIC Qualifying Termination occurred or when the Change in Control occurred, whichever is greater.

[Tier 1: 24 months; Tier 2: 12 months; Tier 3: 12 months; Tier 4: 9 months]

As used in the Plan, the “CIC Bonus Percentage” shall mean: [___] of Participant’s annual target bonus opportunity at the rate in effect when the CIC Qualifying Termination occurred or when the Change in Control occurred, whichever is greater.

[Tier 1: 200%; Tier 2: 100%; Tier 3: 100%; Tier 4: 75%]

CIC COBRA Continuation Period

As used in the Plan, the “CIC COBRA Continuation Period” shall mean: [__] months.

[Tier 1: 24 months; Tier 2: 12 months; Tier 3: 12 months; Tier 4: 9 months]

CIC Equity Award Percentage

As used in the Plan, the “CIC Equity Award Percentage” shall mean: 100%.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

PARTICIPANT

[_____________]

By:	_________________________________

COMPANY

Buzzfeed, Inc.

By:	_______________________________
Name:	_______________________________
Title:	_______________________________

[Signature Page to the Participation Agreement under the

Change in Control and Severance Plan]